QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of OvaScience, Inc. for the registration of up to $150,000,000 in shares of its common stock, preferred stock, debt securities, warrants, rights, purchase contracts and units and to the incorporation by reference therein of our report dated February 27, 2014, with respect to the consolidated financial statements of OvaScience, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 10, 2014

QuickLinks

  EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm